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                                                                   Exhibit 10.43

                          EXECUTIVE SEVERANCE AGREEMENT

        THIS AMENDED AGREEMENT, dated as of August 21, 2000 (this "Agreement"), by and between Horseshoe Gaming Holding Corp., a Delaware corporation (the "Company"), and Roger P.Wagner (the "Executive").

        WHEREAS, the purpose of this Agreement is to afford the Executive additional security concerning his employment with the Company by providing for certain payments to the Executive in the event that there is a Change in Control (as defined below) of the Company; and

        WHEREAS, the provisions of this Agreement shall only be effective in the event that there is a Change in Control, and nothing in this Agreement extends or expands the Executive's present rights concerning employment with the Company in the absence of a Change in Control or is intended to create a contract, guarantee or promise of continued employment by the Company or alter the compensation that the Executive could reasonably expect in the absence of a Change in Control.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

        SECTION 1. Term of Agreement; Certain Definitions.

        1.1 Term of Agreement. This Agreement shall be effective immediately upon its execution by the parties hereto and shall remain in effect until the earliest of: (A) the termination of the Executive's employment with the Company for any reason whatsoever prior to the announcement of a transaction which, if consummated, would constitute a Change in Control; (B) the termination of Executive's employment with the Company following the announcement of a transaction which, if consummated, would constitute a Change in Control by reason of death or Disability (as defined in the Employment Agreement) or by the Company for Cause; (C) the termination of Executive's employment with the Company for Cause within ninety (90) days following a Change in Control; or (D) ninety (90) days after the date of a Change in Control.

        1.2 Certain Definitions. The following terms, as used in this Agreement, shall be deemed to mean the following:

               (A) "Cause" shall mean the occurrence of one or more of the following events:

                      (i) The failure of Executive to obtain any of the gaming licenses required pursuant to Section 7 of the Employment Agreement, dated as of November 3, 1998, by and between Horseshoe Gaming, Inc. ("HGI") and Executive (the "Employment Agreement"), within a reasonable period of time following employment, or obtain any of the gaming licenses required for Executive to perform his duties under the Employment Agreement,


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        within a reasonable period of time, or the revocation, suspension or failure to renew for a period in excess of ninety (90) days, of any such gaming license for any reason;

                      (ii) Failure or refusal by Executive to observe or perform any of the material provisions of the Employment Agreement, or any written agreement with the Company, or to perform in a reasonably satisfactory manner all of the material duties required of Executive under the Employment Agreement or any written agreement with the Company;

                      (iii) Executive being charged with or indicted for the commission of fraud, misappropriation, embezzlement or other acts of dishonesty, or conviction or please of nolo contendere for any crime punishable as a felony or a gross misdemeanor involving dishonesty, or moral turpitude or the use of illegal drugs while on duty for the Company or HGI or on the premises of the operating casino and hotel facilities in Tunica, Mississippi, Bossier City, Louisiana, Hammond, Indiana and Joliet, Illinois; and/or

                      (iv) Unreasonable refusal or failure to comply with the proper and lawful directives of and/or procedures established by the CEO or the Board of Directors of the Company or HGI (or persons of comparable or senior position).

        Termination of Executive's employment for Cause under Subsections 1.2(A)(i) or 1.2(A)(iii) above shall be effective immediately upon notice thereof by the Company or HGI to Executive. Termination of Executive's employment for Cause under Subsections 1.2(A)(ii) or 1.2(A)(iv) above shall be effective upon fourteen (14) days' prior notice thereof by the Company or HGI to Executive. The factual basis for termination for cause shall be included within any such notice of termination.

               (B) "Change in Control" shall mean each of the following occurring:

                      (i) prior to the completion of an Initial Public Offering by the Company, the failure at any time of (a) Jack B. Binion, (b) Phyllis Cope, (c) Peri Cope Howard or any Affiliate of the persons described in clause (a), (b) or (c) above (collectively, "Excluded Persons") as a group to own and control at least forty percent (40%) of the issued and outstanding Equity Interests of the Company;

                      (ii) after the completion of an Initial Public Offering by the Company, the acquisition, in one or more transactions, of beneficial ownership by (i) any person or entity (other than an Excluded Person) or
        (ii) any group of persons or entities (excluding any group in which Excluded Persons beneficially own in the aggregate at least seventy-five percent (75%) of the equity and voting interests beneficially owned by the group) who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), in either case, of Equity Interests of the Company such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange
        Act), directly or indirectly, thirty percent (30%) or more of the voting power of Equity Interests of the Company entitled to vote in the election of directors of the Company then outstanding; provided, however, that no Change of Control shall be deemed to have occurred if
        (x) Excluded Persons beneficially own, in the


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        aggregate, at such time, a greater percentage of the total voting power of Equity Interests of the Company entitled to vote in the election of directors of the Company than such other person, entity or group or (y) at the time of such acquisition, Excluded Persons (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election of, a majority of the members of the Board of Directors of the Company;

                      (iii) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction or transactions, any person or group (excluding any group in which Excluded Persons beneficially own in the aggregate at least seventy-five percent (75%) of the equity and voting interests beneficially owned by the group) is or becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the total voting power of Equity Interests of the surviving or transferee person; provided, however, that no Change of Control shall be deemed to have occurred if (A) Excluded Persons beneficially own, in the aggregate, at such time, (x) forty percent (40%) or more of the total voting power of Equity Interests of the surviving or transferee person and (y) a greater percentage of the total voting power of Equity Interests of the surviving or transferee Person than such other person or group or (B) after giving effect to such transaction, Excluded Persons (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election of, a majority of the members of the Board of Directors of the Company;

                      (iv) during any period of twelve (12) consecutive months after January 1, 1999, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors), cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

                      (v) the Company adopts a plan of liquidation; or

                      (vi) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets (whether consisting of stock of subsidiaries, interests in partnerships or limited liability partnerships or companies or real or personal, tangible and intangible property) comprising any three (3) of the Company's four (4) current casinos in any one transaction or a series of related transactions to a person other than an Excluded Person.

                For all purposes of this Agreement, a Change in Control shall be considered "announced" on the date the Company (or a person authorized by the Company) shall issue


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        a press release or otherwise make a statement intended for public dissemination describing or announcing the execution of a definitive agreement relating to a transaction which, if consummated, will constitute a Change in Control, provided that either that transaction or another transaction constituting a Change in Control and resulting from such announcement is subsequently consummated.

                For purposes of the foregoing, the "Equity Interest" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however, designated) in stock issued by, or partnership, participation or membership interests in such person.

                For purposes of the foregoing, "Affiliate", as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person, any spouse, immediate family member or relative of such person or any trust for the benefit of, or established by, any of such persons. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.


        SECTION 2. Compensation Upon Change in Control.

        2.1 Payment Upon Change in Control. If Executive is employed by the Company on the date of the announcement of a transaction which, if consummated, would constitute a Change in Control and either (i) Executive is employed by the Company ninety (90) days after the date the Change in Control shall occur or
(ii) the Executive's employment is terminated by the Company for any reason other than Cause within ninety (90) days after the Change in Control or by reason of the Executive's death or Disability (as defined in the Employment Agreement), then ninety (90) days following the closing of the transaction constituting the Change in Control the Company shall pay to the Executive (or in the event of the Executive's death, the Executive's estate) a lump-sum cash amount equal to the product of (x) 2.99 and (y) the sum of (1) Executive's annual base salary as then in effect and (2) the maximum amount of any bonus or incentive compensation to which the Executive would be entitled for the year in which the Change in Control occurred (calculated by assuming that all performance goals or targets are satisfied and that the Executive was employed for the entire year).

        2.2 Re-instatement of Equity Incentives. In the event of a Change in Control where the Executive's employment by the Company had been terminated for any reason other than Cause after the date of the announcement of a transaction which, if consummated, would constitute a Change in Control, then, notwithstanding any term or provision in any stock option or stock appreciation right or any equity incentive plan or agreement to the contrary, on the date of the Change of Control any stock options or stock appreciation rights which were canceled by reason of such termination of employment shall be re-instated and instead treated as if for all purposes of such stock options or


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stock appreciation rights the Executive had remained in the employ of the
Company until one day after such Change in Control.

        2.3 Termination of Employment Agreement and Rights to Other Severance Payments. In the event of a Change in Control, then notwithstanding any inconsistent term or provision of the Employment Agreement, the Executive and the Company agree that the Executive's Employment Agreement shall terminate as of the date of such Change of Control. Thereupon, the Executive shall become an "at will" employee of the Company, and neither the Company nor the Executive shall have any further duties, obligations or liabilities to the other under, or by reason of, such Employment Agreement. Furthermore, the receipt by the Executive of the payments under this Agreement shall be in lieu of any other payments then or thereafter required to be made to the Executive as a result of the termination of his employment, whether provided under the Employment Agreement, under any other contract or agreement to which the Company, HGI and Executive are a party or under any severance policy, practice or plan of the Company or HGI. The foregoing is not intended to diminish, reduce or eliminate any other benefits or payments to which the Executive is otherwise entitled under any benefit plan or arrangement of the Company or any affiliate, including by way of illustration and not by way of limitation, any pension, profit-sharing, 401(k), stock bonus or deferred compensation plan or any medical, dental, hospitalization, life insurance or other welfare benefit plan or program of the Company.

        2.4 Limitation on Payments. Notwithstanding any other provision herein to the contrary, in the event that the Executive becomes entitled to any payments under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to the Executive (including, without limiting the generality of the foregoing, by reason of any stock options), in the absence of this Section 2.4, would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to the Executive under this Agreement shall be reduced such that none of the amounts payable to the Executive under this Agreement and any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under Section 318(a) of the Code) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code. For purposes of applying the foregoing sentence, if in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, then such amounts shall be excluded from any such calculation. Furthermore, in determining the maximum amount of the payments to the Executive which would not constitute a parachute payment within the meaning of Sections 280G(b)(1) and (4), the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Further, it is the intent of the parties that this Section 2.4 shall be applied to the payments to the Executive notwithstanding the benefits of any exemptions provided in Section 280G(b)(5) of the Code for any payments by reason of the Company's status immediately before the Change in


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Control.

        2.5 Escrow. To facilitate and ensure the payment of the amount provided in Section 2.1 hereof to Executive and other executives of the Company who are parties to executive severance agreements with the Company substantially similar to this Agreement (collectively, the "Affected Executives"), the Company agrees to establish, at the time of any Change in Control, an escrow arrangement to provide for the payment upon satisfaction of the applicable conditions of all amounts payable to the Affected Executives by reason of any Change in Control. The escrow agent therefore and the terms and provisions of the escrow agreement shall be mutually satisfactory to the Company and a majority of the Affected Executives. The Company shall pay all of the costs and expenses associated with any such escrow arrangement.

        SECTION 3. Arbitration. In the event of any dispute or controversy between the Company and Executive with respect to any of the matters set forth herein, both the Company and Executive agree to submit such dispute or controversy to binding arbitration, to be conducted in Illinois pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.

        SECTION 4. No Mitigation. The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment or otherwise.

        SECTION 5. Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been duly given:
(i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date of receipt by the party to whom notice is to be given if transmitted to such party by courier or by telefax, provided that in the case of a copy sent by telefax, a copy is mailed as set forth below on the date of transmission; or (iii) on the third day after mailing if mailed to the party to whom notice is given by registered or certified mail, return receipt requested, postage prepaid to the following addresses, or to such other address as may be provided from time to time by one party to the other:

               To the Company:

                      Horseshoe Gaming Holding Corp.
                      Empress Casino Joliet
                      2300 Empress Drive
                      Joliet, IL  60436
                      Attention:  Mr. Jack B. Binion

               with a copy to:

                      Swidler Berlin Shereff Friedman, LLP


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                      The Chrysler Building
                      405 Lexington Avenue
                      New  York, New York 10714
                      Attention:  Martin Nussbaum, Esq.
                      Fax: (212) 891-9598

               To the Executive:

                      Mr. Roger P.Wagner



        SECTION 6. General Provisions

        6.1 Amendments. This Agreement is intended to amend and restate the Agreement between the Company and the Executive, dated February 2000, and the terms and provisions of this amendment and restatement sets forth the sole obligations and liabilities of the Company upon a Change of Control. This Agreement may be further amended only pursuant to a written instrument executed by the Company and Executive. It shall not be reasonable for either the Company or Executive to rely on any oral statements or representations by the other party that are in conflict with the terms of this Agreement.

        6.2 Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

        6.3 Successors and Assigns. This Agreement and the obligations of the Company hereunder shall be binding upon and shall be assumed by any successor of the Company including without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for purposes of this Agreement), but shall not otherwise be assignable by the Company. The Company shall take all actions necessary to insure that such corporation or transferee is bound by the provisions of this Agreement. The term "the Executive" shall wherever appropriate be interpreted to include the Executive's estate.

        6.4 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the internal laws of the State of Illinois, without reference to rules relating to conflicts of law.

        6.5 Inconsistencies. The terms of this Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties, whether by employment contract, stock option agreement or otherwise.

        6.6 Headings. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.


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        6.7 Survival. Notwithstanding the termination of the term of this
Agreement, the duties and obligations of the Company, if any, following the termination of the Executive's employment following a Change in Control shall survive indefinitely.

        6.8 Withholding. The Company may deduct and withhold from any payments hereunder the amount which the Company, in its reasonable judgment, is required to deduct and withhold for any federal, state or local income or employment taxes.

        6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                         HORSESHOE GAMING HOLDING CORP.



                         By:
                            -------------------------------
                         Name: Jack B. Binion
                         Title: Chief Executive Officer

                         EXECUTIVE


                         -----------------------------------
                         Roger P. Wagner


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